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Exhibit 10.16

INVESTOR SECURITIES AGREEMENT

        This Investor Securities Agreement ("Agreement") is made as of May 22, 1997 by and among Code, Hennessy & Simmons II, L.P., a Delaware limited partnership ("CHS"), HWC Holding Corporation, a Delaware corporation (the "Company") and the other investors executing counterparts of this Agreement.

R E C I T A L S:

        A.    CHS and the other investors executing counterparts of this Agreement desire to subscribe for and purchase a combination of Shares and Subordinated Notes of the Company, and the Company is willing to issue such Shares and Subordinated Notes to each of the foregoing, provided that such parties enter into this Agreement.

        B.    The parties hereto desire to provide for certain restrictions on the disposition of Shares, to create certain options with respect to such Shares and to agree to certain other matters, all upon the terms, conditions and provisions set forth herein.

A G R E E M E N T S:

        NOW, THEREFORE, the parties agree as follows:

ARTICLE I
Definitions; Subscription

        1.1    Adoption of Recitals.    The parties hereto adopt the foregoing Recitals and agree and affirm that construction of this Agreement shall be guided thereby.

        1.2    Definitions.    For purposes hereof:

          "Act" shall mean the Securities Act of 1933, as amended;

          "Additional Investors" shall mean the investors other than CHS executing counterparts of this Agreement;

          "Affiliate" of a Person shall mean any other Person controlling, controlled by or under common control with such Person and any partner of such Person if such Person is a partnership;

          "Board" shall mean the duly elected board of directors of the Company;

          "Delaware Act" shall mean the Delaware General Corporation Law, as amended from time to time;

          "Executive Securities Agreement" shall mean collectively (i) that certain Chief Executive Securities Agreement of even date herewith among the Company, CHS and John E. Myers, and (ii) those Executive Securities Agreements hereafter entered into among the Company, CHS and other executives of the Company or its Affiliates;

          "Family" shall mean a person's spouse and descendants (whether natural or adopted) (collectively, "Relatives"), any custodian of a custodianship for and on behalf of a Relative who is a minor and a trustee of a trust solely for the benefit of one or more of the foregoing;

          "Fully-Diluted Basis" shall mean the number of Shares which would be outstanding, as of the date of computation, if all convertible obligations, options and warrants and like rights and instruments, to acquire Shares had been converted or exercised;

          "Holders" shall mean CHS, the Additional Investors and any other Person to whom Shares are hereafter issued or sold by the Company, CHS or any other Holder (including a Permitted Transferee) and who join in and agree to be bound by this Agreement as a Holder;

          "Independent Third Party" shall mean any Person who, immediately prior to the contemplated transaction, does not directly or indirectly beneficially own in excess of five percent (5%) of the Shares of the Company on a Fully-Diluted Basis, who is not an Affiliate of any five percent (5%) owner of such Shares of the Company and who is not the spouse or descendant (by birth or adoption) of any five percent (5%) owner;

          "Offer Notice" shall mean a written notice of a proposed Transfer pursuant to Section 2.3;

          "Open Market Transaction" means any Transfer of Securities in the open market following a Public Sale;

          "Permitted Transferee" shall mean a Person to whom Shares are Transferred pursuant to and in compliance with the provisions of Section 2.2;

          "Person" shall mean any individual, partnership, corporation, limited liability company or partnership, association, joint stock company, trust, joint venture, unincorporated organization, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government;

          "Public Offering" shall mean a public offering of Shares (or the securities of any successor entity) pursuant to an effective registration statement under the Act;

          "Public Sale" shall mean any sale pursuant to a Public Offering or any sale to the public pursuant to Rule 144 (as defined below);

          "Restricted Holder" shall mean any Holder, Permitted Transferee or other transferee of Shares, except CHS, its limited and general partners, or any of their respective transferees or successors;

          "Restricted Securities" shall mean all Securities of the Company or its Subsidiaries (including, without limitation, all Shares of the Company, all Share Equivalents and all Subordinated Notes), in each case held by a Restricted Holder or his or its Permitted Transferees or other transferees, whether acquired by a Restricted Holder or his or its Permitted Transferees or other transferees pursuant to this Agreement or any other agreement, option plan or other arrangement with the Company or any Subsidiary, whether on or following the date of this Agreement, and all securities of the Company issued or issuable with respect to such Shares, Share Equivalents, Subordinated Notes and other securities by way of a split, dividend or other recapitalization;

          "Sale of the Company" shall mean the sale (in a single transaction or a series of related transactions) of the Company to any independent Third Party or group of Independent Third Parties pursuant to which such Independent Third Party or group of Independent Third Parties acquire (i) a majority of the then outstanding Shares of the Company (whether by merger, consolidation, sale or Transfer of Shares, reorganization, recapitalization or otherwise), or (ii) all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis;

          "SEC" shall mean the Securities and Exchange Commission;

          "Securities" means all (i) Shares, (ii) Subordinated Notes, and (iii) securities of the Company issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of a stock split, stock dividend or other recapitalization;

          "Share Equivalents" shall mean any (a) warrants, options or other rights to subscribe for, purchase or otherwise acquire any Shares or (b) any securities convertible into or exchangeable for Shares;

          "Shares" shall mean shares of common stock, $.01 par value, of the Company (now or hereafter issued) and any shares issued in respect of such shares pursuant to a dividend, stock split, reclassification or like action, or pursuant to an exchange (including a merger).

          "Subordinated Notes" shall mean the 14% Junior Subordinated Promissory Notes issued from time to time by the Company and any notes issued in exchange therefor;

          "Subsidiary" shall mean any Person of which the Company owns securities having a majority of the voting power in electing the board of directors directly or through one or more subsidiaries, or, in the case of a partnership, limited liability company or other similar entity, securities conveying, directly or indirectly, a majority of the economic interests in such partnership or entity; and

          "Transfer" shall mean any transfer, sale, assignment, pledge, encumbrance or other disposition (irrespective of whether any of the foregoing are effected, with or without consideration, voluntarily or involuntarily, by operation of law or otherwise, or whether inter vivos or upon death).

Other defined terms are contained in the body of this Agreement.

        1.3    Securities Law Restrictions; Representations, Warranties and Agreements of Holders and Permitted Transferees.    In addition to the restrictions on the Transfer of Shares which are contained in this Agreement, each Holder represents and warrants to the Company, and agrees and acknowledges, that:

          (a)   all Securities acquired by or for such Holder are and shall be acquired solely for such Holder's or Permitted Transferee's own account, for investment purposes only and not with a present view toward the distribution thereof or with any present intention of distributing or reselling any such Securities in violation of the Act or any state securities laws and that, irrespective of any other provisions of this Agreement, any Transfer of such Securities by such Holder or Permitted Transferee shall be made only in compliance with all applicable federal and state securities laws, including, without limitation, the Act;

          (b)   Securities acquired by or for such Holder or Permitted Transferee are not registered under the Act and must be held by such Holder or Permitted Transferee until such Securities are registered under the Act or an exemption from such registration is available; that the Company shall have no obligation to take any actions that may be necessary to make available any exemption from registration under the Act; and that the Company shall give to the party responsible for recording Transfers of Securities "stop transfer" directions prohibiting Transfers in violation of the foregoing provisions of this clause (b);

          (c)   such Holder or Permitted Transferee is familiar with Rule 144 adopted by the SEC ("Rule 144") which establishes guidelines governing, among other things, the resale of "restricted securities" (such as the Securities, which are acquired from the issuer of such securities in a transaction not involving any public offering);

          (d)   Rule 144 is not presently available for Transfers of the Securities, because, among other things, the Company is not presently required to file the reports required to be filed by Section 15(d) of the Exchange Act and does not have a class of securities registered pursuant to Section 12 of that statute; and, even if the Company were required to file reports under the Exchange Act and had filed all reports required to be filed, reliance on Rule 144 to Transfer securities is subject to other restrictions and limitations, as set forth in Rule 144;

          (e)   in connection with any Transfer of the Securities under Rule 144 or pursuant to any other exemption, such Holder or Permitted Transferee may, at the option of the Company, be required to deliver to the Company an opinion from counsel for such Holder or Permitted Transferee (reasonably acceptable to the Company), and/or receive an opinion from counsel for the Company, to the effect that all applicable federal and state securities law requirements have been met;

          (f)    such Holder or Permitted Transferee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Securities and has had full access to such other information and materials concerning the Company as Holder or Permitted Transferee has requested; the Company has answered all inquiries that Holder or Permitted Transferee has made to the Company relating to the Company and the sale of the Securities hereunder;

          (g)   such Holder or Permitted Transferee has such knowledge and experience in financial and business matters such that such Holder or Permitted Transferee is capable of evaluating the merits and risks of investment in the Securities and of making an informed investment decision with respect thereto or has consulted with advisors who possess such knowledge and experience;

          (h)   such Holder or Permitted Transferee is able to bear the economic risk of such Holder or Permitted Transferee's investment in the Securities for an indefinite period of time because the Securities have not been registered under the Act and, therefore, cannot be sold unless subsequently registered under the Act or unless an exemption from such registration is available;

          (i)    the execution, delivery and performance of this Agreement by such Holder or Permitted Transferee does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Holder or Permitted Transferee is a party or any judgment, order or decree to which such Holder or Permitted Transferee is subject; and

          (j)    such Holder or Permitted Transferee shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement (and has not granted any such proxy or become a party to any such voting trust or other agreement).

          (k)   If such Holder or Permitted Transferee is a corporation, partnership, limited liability company, trust, custodianship, estate or other entity, this Agreement has been duly executed by a duly authorized person on its behalf and constitutes the legally binding obligation of such Holder or Permitted Transferee, enforceable against such Holder or Permitted Transferee in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights generally and by the availability of injunctive relief, specific performance and other equitable remedies).

          (l)    If such Holder or Permitted Transferee is at any time a married individual, the spouse of such Holder or Permitted Transferee, acting with legal capacity to do so, has executed and delivered to the Company a spousal consent in the form attached hereto (a "Spousal Consent").

        1.4    Representations and Warranties of the Company.    The Company represents and warrants to each Holder as follows:

          (a)   The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder (including, without limitation, the issuance and delivery of Shares and Subordinated Notes as contemplated hereby) has been duly authorized by all necessary corporate action.

          (b)   This Agreement has been duly executed by duly authorized officers of the Company and constitutes the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights generally and by the availability of injunctive relief, specific performance and other equitable remedies).

          (c)   On the date of this Agreement, and after giving effect to the transactions contemplated by this Agreement and the Executive Securities Agreements entered into on the date hereof, (A) the number of all authorized shares of capital stock of the Company is 10,000 Shares of

  Common Stock, par value $.01 per share, (B) the number of all shares of capital stock of the Company issued and outstanding shall be 1,836.40 Shares of Common Stock, (C) the face value of all Subordinated Notes issued and outstanding shall be $8,263,600.00; and (D) there shall be no outstanding options, warrants or other securities convertible or exchangeable for shares of capital stock of the Company outstanding. All Shares heretofore issued and delivered by the Company to any Holder have been, and all Shares to be issued by the Company to any Holder pursuant to this Agreement, when issued and delivered, shall be, duly authorized, validly issued, fully paid and non-assessable.

        1.5    Additional Agreements and Understandings.    As an additional inducement to the Company to issue Shares to each Holder, each Holder acknowledges and agrees that Shares issued by the Company pursuant to a stock dividend, stock split, reclassification or like action, or pursuant to the exercise of a right granted by the Company to all holders of Shares to purchase Shares on a proportionate basis, shall be Transferred only, and for all purposes be treated, in the same manner as, and be subject to the same options with respect to, the Shares which were split or reclassified or with respect to which a stock dividend was paid or rights to purchase Shares on a proportionate basis were granted. In the event of a merger of or exchange involving the Company where this Agreement does not terminate, partnership units, membership units or shares of common stock (and/or securities convertible into such units or shares) which are issued in exchange for Shares shall thereafter be deemed to be Shares subject to the terms of this Agreement.

        1.6    Ownership of the Shares and Subordinated Notes.

          (a)   As of the date hereof, each Holder named below hereby subscribes for the number and class of Shares, at a price of One Thousand Dollars ($1,000) per Share, and principal amount of Subordinated Notes, at face value, set forth opposite the name of each such Holder below:

Name	Shares	Principal Amount of Subordinated Note
CHS	1,619.20	$7,287,561
Allan Coleman	45.50	204,500
Peter Leeb	45.50	204,500
Steven R. Brown	2.80	12,273
David O. Hawkins	2.80	12,273
Richard A. Lobo	2.20	9,819
Paige Walsh	2.20	9,019
Tracy A. Hogan	2.60	11,455
HW Investors	13.60	61,400
TOTAL:	1,736.40	$7,813,600

          (b)   The purchase price for the Shares and Subordinated Notes described in Section 1.6(a) is being paid by the parties hereto by check or wire transfer of immediately available funds on the date hereof.

          (e)   Without implication that any such consent is necessary, each Stockholder hereby acknowledges and agrees to:

              (i)  the sale and issuance by the Company from time to time following the date of this Agreement, to directors, officers or employees of the Company or any of its Subsidiaries, to lenders to the Company or any Subsidiary in connection with the incurrence, renewal or maintenance of indebtedness, or to CHS or its agents, transaction advisors or Affiliates, of Shares and Share Equivalents in an amount determined by the Board in its sole discretion. Each Stockholder hereby acknowledges that the purchase price of such securities may be paid in part by a promissory note made by the purchaser thereof. The purchase price for such Shares or Share Equivalents shall be determined in good faith by vote of a majority of the members of the Board.

             (ii)  that the Company (or a Subsidiary) will pay to CHS (or one of its Affiliates) management fees in the amount of $300,000 per year (payable monthly) plus reasonable out of pocket expenses, such fees and related expenses to be increased from time to time in the event of acquisitions by the Company or any Subsidiary and to take into account inflation and other changed circumstances.

        1.7    General Effect of Agreement.    Unless a Transfer of Restricted Securities is made in accordance with the provisions of this Agreement, such Transfer shall not be valid or have any force or effect.

        1.8    Joinder.    Any person to whom Restricted Securities are to be Transferred (a "Transferee") (except pursuant to an effective registration statement filed by the Company with the SEC) shall execute and deliver, as a condition to such Transfer, all documents deemed reasonably necessary by the Company, in consultation with its counsel, to evidence such party's joinder in, acceptance of, and agreement with, the obligations with respect to the Restricted Securities contained in this Agreement. Each Transferor of Restricted Securities shall, prior to the Transfer, cause the Transferee to so execute and deliver such documents (and, if the Transferee is a married individual, cause the Transferee's spouse to execute and deliver to the Company a Spousal Consent).

        1.9    Other Restrictions.    Notwithstanding anything to the contrary contained herein, a Transfer of Shares shall not be valid or of any force of effect if such Transfer would result in a violation of any applicable federal or state securities laws.

        1.10    Special Representations, Warranties and Agreements.    In addition to the representations, warranties, agreements and acknowledgments set forth in Section 1.3, Allan Coleman and Peter Leeb further represent and warrant to the Company, and agree and acknowledge, that they are entitled to a $500,000 fee from the Company for the performance of services and they are using such fee to purchase their Securities and that they will be required to pay, and will be responsible for the payment of, all federal, state and, if applicable, local income taxes on their receipt of such fee and/or Securities.

ARTICLE II
Voluntary Transfer of Restricted Securities

        2.1    Restrictions on Transfers of Restricted Securities.    No Restricted Holder shall Transfer any interest in any Restricted Securities (except pursuant to Section 2.2, Section 4.1 or Section 4.4 below) unless (i) the Restricted Holder has complied with the requirements of Section 2.3, (ii) all rights provided in Section 2.3 have been waived, and (iii) such Restricted Holder has received (x) a bona fide written offer to purchase such Restricted Securities, and (y) the prior written approval of the Board (which approval may be withheld for any reason or no reason). Notwithstanding anything to the contrary herein contained, in no event shall any Restricted Holder be permitted to Transfer any interest in Restricted Securities to a competitor of the Company or any Subsidiary except pursuant to Section 4.1.

        2.2    Permitted Transfers.    Anything contained in this Agreement to the contrary notwithstanding (except Sections 1.8 and 1.9 and the last sentence of Section 2.1), Restricted Securities may be Transferred without first complying with the provisions of Section 2.3: (i) by a Restricted Holder or a Permitted Transferee to CHS (it being agreed and understood that CHS shall not be a Restricted Holder as a result of such Transfer of Restricted Securities), (ii) by a Restricted Holder or Permitted Transferee to any member of such Restricted Holder's or Permitted Transferee's Family, (iii) by a Permitted Transferee to the Restricted Holder who Transferred such Restricted Securities to such

Permitted Transferee, (iv) to the personal representative of a Restricted Holder or a Permitted Transferee who is deceased or adjudicated incompetent, (v) by the personal representative of a Restricted Holder or a Permitted Transferee who is deceased or adjudicated incompetent to any member of such Restricted Holder's or Permitted Transferee's Family, or (vi) upon termination of a trust or custodianship which is a Permitted Transferee of a Restricted Holder, by the trustee of such trust or custodian of such custodianship to the members of the Restricted Holder's or Permitted Transferee's Family who, in accordance with the provisions of such trust or custodianship, are entitled to receive the Restricted Securities held in trust or custody. No Restricted Securities may be Transferred pursuant to this Section 2.2 unless, prior to such Transfer, the transferee of such Restricted Securities shall have agreed in writing to be bound by all of the provisions of this Agreement affecting the Restricted Securities so Transferred (such writing to be in form and substance satisfactory to the Company), and any Restricted Securities Transferred pursuant to this Section 2.2 shall be subject thereafter to the rights of the Company and the Holders under this Agreement.

        2.3    First Refusal Right.    If any Restricted Holder (the "Transferring Holder") desires to Transfer any Restricted Securities, other than pursuant to Section 2.2, and such Transfer has been approved by the Board pursuant to Section 2.1, such Transferring Holder shall deliver an Offer Notice to the Company and CHS. The Offer Notice shall disclose in detail the identity of the proposed transferee(s) (including, without limitation, all parties holding interests (directly or indirectly) in such proposed transferee), the proposed number, amount and type of Restricted Securities to be Transferred, and all of the proposed terms and conditions of the Transfer and any other information reasonably requested by CHS or the Company with respect to such Transfer and the transferee and shall include a complete and accurate copy of the written offer to purchase Restricted Securities received by the Transferring Holder. The delivery by the Transferring Holder of the Offer Notice shall create the following two (2) options:

          (a)   First, CHS may elect (but shall not be obligated) to purchase all or any portion of the Restricted Securities specified in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Holder as soon as practical, but in any event within thirty (30) days following the delivery of the Offer Notice to the Company and CHS (the "CHS Offer Period").

          (b)   Second, if CHS has not elected to purchase all or any portion of the Restricted Securities within the CHS Offer Period, the Company may elect (but shall not be obligated) to purchase all or any portion of the Restricted Securities not elected to be purchased by CHS at the price and on the terms specified in the Offer Notice by delivering written notice of such election to the Transferring Holder as soon as practical, but in any event within sixty (60) days following the delivery of the Offer Notice to the Company and CHS.

        2.4    Closing of Exercise of Options.    If CHS and/or the Company have elected to purchase all or any portion of the Restricted Securities offered by the Transferring Holder, the Transfer of such Restricted Securities to the Company and/or CHS, as the case may be, shall be consummated as soon as practical following the delivery of the election notices, but in any event within ninety (90) days following the delivery of the Offer Notice to the Company and CHS (such ninety-day period being referred to herein as the "Closing Period"). The Company and/or CHS shall be entitled to transfer and assign any right, title and interest granted to either of them pursuant to this Article II. The purchasers of any Restricted Securities pursuant to this Article II or Article IV shall be entitled to receive customary representations and warranties as to ownership, title, authority to sell and the like from the sellers regarding such sale and to receive such other evidence, including applicable inheritance and estate tax waivers, as may be reasonably necessary (in the purchaser's judgment) to effect the purchase of the Restricted Securities.

        2.5    Failure to Deliver Shares.    If any Restricted Holder whose Restricted Securities are to be purchased pursuant to Section 2.3 fails to deliver them on the scheduled closing date of such purchase, CHS and/or the Company, as the case may be, may elect to deposit the consideration representing the purchase price of the Restricted Securities with the Company's attorney (or any other third party, including a bank or a financial institution), as escrowee. In the event of the foregoing election, the Restricted Securities shall be deemed for all purposes (including the right to vote and receive payment for dividends) to have been Transferred to the purchasers thereof and the Company shall issue new certificates representing the Restricted Securities to the Company and/or CHS, as the case may be, and the certificates or instruments registered in the name of the Person obligated to sell such Restricted Securities shall be deemed to have been canceled and to represent solely a right to receive payment of the purchase price, without interest, from the escrow funds. If, prior to the third (3rd) anniversary of the scheduled closing date for the purchase pursuant to Section 2.3, the proceeds of sale have not been claimed by the transferor whose Restricted Securities were so purchased, the escrow deposit (and any interest earned thereon) shall be returned to the Person originally depositing the same, and such transferor shall look solely to the purchasers thereof for payment of the purchase price. The escrowee shall not be liable for any action or inaction taken by it in good faith.

        2.6    Exercise of Option for Less than All of the Restricted Securities.    If the Board shall have approved the Transfer pursuant to Section 2.1, and the Company and/or CHS have not collectively elected to purchase all of Restricted Securities being offered, such Transferring Holder may, within sixty (60) days following the expiration of the Closing Period and subject to the provisions of Section 2.7, Transfer any remaining portion of the Restricted Securities referred to in the Offer Notice (and not elected to be purchased by CHS or the Company) to the party or parties named therein at a price no less than the price specified in the Offer Notice and on other terms no more favorable to the transferees than offered to the Company and CHS in the Offer Notice. Any Restricted Securities not Transferred within such sixty (60) day period shall be subject to the provisions of this Article II with respect to any subsequent Transfer.

        2.7    Consideration for Transfer.    Notwithstanding anything to the contrary contained herein, in no event shall any Transfer of Shares by the Restricted Holder be offered to be made under Section 2.3 or made under Section 2.6 for any consideration other than United States dollars payable in full upon consummation of such Transfer.

        2.8    Effect of Restricted Securities in Hands of the Transferee.    Restricted Securities which are Transferred pursuant to this Article 11 (including, without limitation, pursuant to Section 2.2 and 2.6) shall thereafter continue to be subject to all restrictions on Transfer and shall be entitled to all rights (including the rights under Section 4.1(b), 4.3 and 4.4 of this Agreement) which are contained in this Agreement. Without limiting the generality of the foregoing, the transferee must comply with the provisions of this Article II if he or it shall propose to Transfer any such Restricted Securities, as if such transferee was a Restricted Holder.

        2.9    Duration of Article II.    Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Article 11 shall terminate upon the consummation of a Public Offering.

ARTICLE III
Limitations on Payment

        3.1    Payment Limitation.    Notwithstanding anything to the contrary contained in this Agreement, the Company's obligations to make any payment of immediately available funds on account of the purchase price of Restricted Securities which it has purchased pursuant to any option exercised by the Company in this Agreement (or which it will purchase pursuant to the options granted in this Agreement) shall be suspended to the extent (x) the making of such payment, together with the making of all other payments to be made during the fiscal year in which such payment occurs on account of the Company's purchases of Restricted Securities pursuant to this Agreement, would result in a violation of the Delaware Act or any covenant contained in any loan agreement or other agreement to which the Company or any Subsidiary is a party, or (y) the Company's Subsidiaries are unable to pay to the Company dividends or other distributions sufficient to permit the Company to pay the purchase price for such Restricted Securities. If any portion of the Company's obligation to a Transferring Holder has been suspended pursuant to the foregoing for a period in excess of three (3) years from the date on which such obligation was originally payable, the Transferring Holder, by written notice delivered to the Company, may elect to rescind the sale of all Restricted Securities, the proceeds of sale of which are represented by unpaid notes made by the Company which are owed to that Transferring Holder. If payments are suspended pursuant to this Section 3.2, at such time as the Company is able to resume making payments without violation of such law or the covenant, the Company shall first make payment of arrearage owed to Holders, on a proportional (to the amount of the arrearage) basis, and shall then make regularly scheduled payments.

ARTICLE IV
Special Rights

        4.1    Sale of the Company.

          (a)   If the holders of a majority of the Shares then outstanding (collectively, "Control Sellers" and each, individually, a "Control Seller") and the Board approve a Sale of the Company (an "Approved Sale"), each Holder of Restricted Securities who is not a Control Seller (each, a "Non-Control Seller") shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as a sale of Securities, each Non-Control Seller shall, if requested by the Control Sellers, sell (or otherwise Transfer) his or its Restricted Securities (or any portion thereof if requested), on the terms and conditions approved by the Control Sellers. Each Non-Control Seller shall promptly take all actions deemed necessary or desirable (in the sole judgment of the Control Sellers) in connection with, and to facilitate the consummation of, the Approved Sale, including the execution of all agreements and instruments as requested by the Control Sellers. Without limiting the foregoing, (i) if the Approved Sale is structured as a merger, consolidation, joint venture or similar transaction, each Non-Control Seller shall vote in favor of such transaction and waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation, and (ii) if the Approved Sale is structured as a sale or exchange of Shares, each Non-Control Seller shall agree to sell or exchange the Shares held by such Non-Control Seller on the terms and conditions approved by the Control Sellers. The Company shall use reasonable efforts to notify the Non-Control Sellers in writing not less than thirty (30) days prior to the proposed consummation of an Approved Sale; provided that such Non-Control Seller agrees not to directly or indirectly (without the prior written consent of the Company), disclose to any other Person (other than to such Non-Control Seller's legal counsel in confidence, as otherwise necessary to protect such Non-Control Seller's rights under this Agreement or as otherwise required by law) any information related to such potential Sale of the Company.

          (b)   If CHS proposes to sell to a purchaser or related group of purchasers such number of Shares as equals or exceeds fifty percent (50%) of the then outstanding Shares determined on a Fully-Diluted Basis (whether in one transaction or in a series of related transactions) (a "Participation Sale"), each Holder of Restricted Securities may elect to participate in the Participation Sale by delivering written notice to the Company and CHS within ten (10) days following the receipt by such Holder of notice of such Participation Sale. Each Holder of Restricted Securities that makes such election shall be entitled to sell, at the same price and on the same terms as CHS, Shares equal to the product of (i) the quotient determined by dividing the number of Shares owned by such Holder on a Fully-Diluted Basis, by the aggregate number of

  Shares outstanding at such time, on a Fully-Diluted Basis, and (i) the number of Shares to be sold by CHS in such transaction. Notwithstanding the foregoing, the provisions of this paragraph 4.1(b) shall not apply to (x) any sale to any officer, director, lender, agent, transaction advisor, partner or employee of the Company or any of its Subsidiaries, or (y) any sale or other Transfer to any successor CHS sponsored fund or to any Affiliate or direct or indirect partner of CHS or any other investment fund.

          (c)   If the Board, the Control Sellers or CHS enter into any negotiation or transaction for which Rule 546 (or any similar rule then in effect) promulgated by the SEC may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Holders of Restricted Securities, acting as a group, who are required or elect to sell pursuant to Sections 4.1(a) or 4.1(b) shall, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If such Holders appoint a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative, but if such Holders decline to appoint the purchaser representative designated by the Company, such Holders shall appoint another purchaser representative (reasonably acceptable to the Company), and the such Holders shall be responsible for the fees of the purchaser representative so appointed.

          (d)   Each such participating Holder participating in any transaction pursuant to 4.1(a) or (b) shall bear his or its pro-rata share (based upon the number of Shares sold on a Fully-Diluted Basis) of the costs of any sale of Securities pursuant to subsection (a) or (b) above to the extent such costs are not otherwise paid by the Company or the acquiring party; provided, however, that all such participating Holders are treated on an equal basis. Costs incurred by a participating Holder on his or its own behalf shall not be considered costs of the transaction hereunder. As a condition to the effective exercise of the rights in Sections 4.1(a) and 4.1(b), each such participating Holder shall join in and agree to be bound by all provisions of the documents pursuant to which the transferee is to acquire securities (provided all participating Holders are treated in reasonably the same manner). Without limiting the foregoing, any such Holder participating in a transaction pursuant to this Section 4.1 shall be required to make such representations, warranties and covenants, and grant such indemnification, as may be required by the purchaser or the Securities and which have been made by the Control Sellers or CHS.

          (e)   The obligations of the Holders of Restricted Securities with respect to the Approved Sale or the Participation Sale, as the case may be, are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale or the Participation Sale, as the case may be, all of such participating Holders shall receive substantially the same form and amount of consideration per Share, or if any such participating Holders are given an option as to the form and amount of consideration to be received, all such participating Holders shall be given substantially the same option; and (ii) all such participating Holders of then currently exercisable Share Equivalents shall be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale or the Participation Sale, as the case may be, and participate in such sale as holders of Shares or (B) upon the consummation of the Approved Sale or the Participation Sale, as the case may be, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per Share received by the holders of Shares in connection with the Approved Sale or the Participation Sale, as the case may be, less the exercise or conversion price per share of such Share Equivalent by (2) the number of Shares represented by such Share Equivalent.

        4.2    Initial Public Offering.    If the Control Sellers and the Board approve an initial Public Offering of Shares (or securities of any successor), each Holder of Restricted Securities shall take all actions reasonably necessary or desirable in connection with the consummation of the Public Offering as requested by the Company (including, without limitation, the execution of customary lock-up, underwriting or other agreements). If such Public Offering is an underwritten offering and the managing underwriters advise the Company that in their opinion the structure of the Company would adversely affect the marketability of the offering, each Holder of Restricted Securities shall consent to and vote for a recapitalization, reorganization and/or exchange of the Company into an entity with authorized securities that the managing underwriters, the Board and the holders of a majority of Shares find acceptable, and each such Holder shall take all actions reasonably necessary or desirable in connection with the consummation of the recapitalization, reorganization and/or exchange as requested by the Board.

        4.3    Limited Preemptive Rights.

          (a)   If the Company authorizes the issuance and sale of any Shares or Share Equivalents (other than as a dividend on outstanding Shares and except as provided below) (a "Preemptive Event"), the Company shall first offer to sell to each Holder of Restricted Securities a portion of such Shares equal to the percentage determined by dividing (1) the number of Shares held by such Holder immediately prior to the proposed issuance of such securities, on a Fully-Diluted Basis, by (2) the aggregate number of Shares outstanding at such time, on a Fully-Diluted Basis; provided that if CHS (or any of its partners, employees, Affiliates, transferees or designees) purchases other securities (including, without limitation, subordinated indebtedness of the Company or any of its Subsidiaries) in connection with such issuance or sale, then each such Holder, if any, exercising preemptive rights pursuant to this Section 4.3, shall, as a condition to such exercise, also be required to purchase the same proportionate strip of securities that CHS (or such partners, employees, Affiliates, transferees or designees) purchases. The purchase price for all stock and securities offered to such Holders of Shares shall be payable by cashier's check or wire transfer of immediately available funds unless other payment terms are designated in writing. Notwithstanding the foregoing, the preemptive rights set forth in this Section 4.3 shall not apply to the issuance of Shares, Share Equivalents or other securities: (A) to any Person in connection with (or to facilitate) the acquisition by the Company or any of its Subsidiaries of another Person's business, stock or assets (whether by acquisition of stock or assets, or by merger, exchange, consolidation or other similar transaction) or the formation of a joint venture, (B) pursuant to a Public Offering, (C) to officers, employees, directors, consultants, transaction advisors or agents of the Company or any of its Subsidiaries (whether employed or engaged now or in the future), or (D) to the Company's or any Subsidiary's lenders or any other Person in connection with the incurrence, renewal or maintenance of indebtedness, or pursuant to any loan document to satisfy conversion, option or warrant rights heretofore or hereafter issued by the Company or any of its Subsidiaries, or anti-dilution rights applicable to any of the foregoing. Notwithstanding anything in this Section 4.3 to the contrary, if preemptive rights are exercised pursuant to this Section 4.3 and pursuant to the preemptive rights granted under the Executive Securities Agreements for an aggregate number of Shares and Share Equivalents which is greater than 100% of the Shares or Share Equivalents to be issued and sold by the Company, then the number of Shares that each such Holder shall be entitled to purchase pursuant to this Section 4.3 shall be reduced, on a pro rata basis among all such Holders exercising preemptive rights under this Section 4.3, to the extent necessary such that the number of Shares and Share Equivalents purchased pursuant to the preemptive rights exercised under this Agreement and under the Executive Securities Agreements equal the number of Shares and Share Equivalents to be issued and sold by the Company.

          (b)   Each such Holder shall exercise his, her or its preemptive rights hereunder (in writing) within ten (10) days following the receipt of written notice from the Company describing in reasonable detail the purchase price and payment terms for the securities to be purchased and such Holder's percentage allotment. Each Holder exercising preemptive rights hereunder shall execute all documentation, and take all actions, as may be reasonably requested by the Company in connection therewith.

          (c)   Upon the expiration of the offering period described above, the Company shall be entitled to sell such Shares or Share Equivalents that Holders have not elected to purchase during the one hundred eighty (180) day period following such expiration, on terms and conditions no more favorable to the purchasers thereof than those offered to each Holder. Any Shares not offered or sold by the Company following such one hundred eighty (180) day period shall be reoffered to each Holder pursuant to the terms of this Section 4.3.

          (d)   The rights of each Holder under Section 4.1(b) and this Section 4.3 shall terminate upon a Sale of the Company or upon the consummation of a Public Offering.

        4.4    Piggyback Registration.

          (a)   For purposes of this Section 4.4, and without implication that the contrary would otherwise be true, the term "Company" shall include any successor to the Company and the term "Shares" shall include any securities of any such successor. If, at any time or times, the Company determines to file with the SEC a registration statement covering any Shares to be issued or sold by the Company or CHS, other than Shares or other securities of the Company which are issuable in an offering (a) to directors, officers or employees of the Company or its Subsidiaries pursuant to an employee stock option, bonus or other employee benefit plan, (b) in connection with the acquisition of another company's business by the Company or any of its Subsidiaries (whether by acquisition of stock or assets, merger, consolidation or other similar transaction) or the formation of a joint venture, (c) pursuant to a registration statement on any form which limits the amount of securities which may be registered by the issuer and/or selling security holders or is not available for registering the Shares held by the Holders for sale to the public if and to the extent that such inclusion would make the use of such form unavailable, or (d) pursuant to which the individual, partnership, corporation or trust selling such Shares or other Securities has the contractual right to exclude, and does exclude, "piggyback" registrations as to all Holders (a "Piggyback Event"), the Company shall (at least fifteen (15) days prior to the filing of such proposed registration statement) notify each Restricted Holder in writing of the proposed registration statement, such notification to describe in detail the proposed registration (including those jurisdictions where registration is required under federal and/or state securities laws). If one or more of such Restricted Holders requests the Company in writing, within ten (10) days of the receipt of such notification from the Company, to include in such registration statement any of such Holder's Shares, then, subject to the remaining provisions hereof, the Company will use reasonable-efforts to include those Shares in the registration statement and to have the registration statement declared effective. Each such request by a Restricted Holder shall specify the number of Shares intended to be offered and sold by each such Holder, shall express each such Holder's present intent to offer such Shares for distribution, shall (subject to the provisions of Section 4.4(c)), if the Company or CHS has not arranged for a plan of distribution or other marketing arrangements for such distribution, describe the nature or method of the proposed offer and sale thereof and shall contain the undertaking of each such Holder to provide all such information and materials and take all such action as may be requested in order to permit the Company to comply with all applicable requirements of the SEC and to obtain acceleration of the effective date of such registration statement. The Company, at its sole option, may elect not to proceed with the registration statement which is the subject of such notice. The obligations of the Company under this Section 4.4(a) are subject to limitations, conditions and qualifications set forth in Section 4.4(b). If a Holder decides not to (or is precluded from including) all of its Shares in any registration statement thereafter filed by the Company, such holder will nevertheless continue to have the right under this Section 4.4 to include Shares in a future Piggyback Event, all upon the terms and subject to the conditions as set forth in this Agreement.

          (b)   The obligation of the Company to use its reasonable efforts to cause Shares to be registered under the Act pursuant to Section 4.4(a) above is subject to each of the following limitations, conditions and qualifications:

              (i)  the Company shall be entitled to reduce the number of Shares of any such Restricted Holder to be included in such registration if the managing underwriter(s) of a Proposed Public Offering of the Company's securities advise the Company that, in its opinion, (or, if the offering is not underwritten, upon the Company's reasonable determination that) inclusion of all of such Holder's requested Shares would adversely affect the Public Offering of securities being sold by the Company;

             (ii)  the Company shall use reasonable efforts to cause the registration statement to remain current (including the filing of necessary supplements or post-effective amendments) during the period commencing on the initial effective date of such registration statement and ending on the date on which such registration statement shall have remained effective for ninety (90) days;

            (iii)  provided that the Company or CHS has not arranged for a plan of distribution and other marketing arrangements for such registration, it shall be a condition of the right of a Restricted Holder to participate that it shall have arranged for a plan of distribution of its Shares which are to be registered and made all pertinent marketing arrangements for such Shares. Any such plan and arrangements shall contemplate (i) a firm underwriting commitment, (ii) sales through a single broker-dealer (named in the registration statement as agent for such Holder pursuant to an agreement containing, without limitation, the agreement of such Holder not to offer or sell its Shares otherwise than through such broker-dealer unless and until such broker-dealer's authorization to sell the Shares has been terminated), or (iii) such other plan and arrangements as shall be approved by the Company. Notwithstanding the preceding sentence, if any securities to be sold by the Company or CHS pursuant to such registration statement are to be sold on a run commitment basis through underwriters, those Restricted Holders desiring to sell their Shares in the offering shall, at the request of the Company or CHS, (i) sell their Shares on such basis through such underwriters and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents consistent with the terms of this Agreement and required under the terms of such underwriting arrangements;

            (iv)  whenever the Company is required by the provisions of this Agreement to use reasonable efforts to register Shares under the Act, the Company will furnish to each participating Holder such number of copies of any prospectus (including any preliminary or summary prospectus) as such Holder may reasonably request in order to effect the offering and sale of the Shares to be offered and sold by such Holder, but only while the Company is required under the provisions hereof to cause the registration statement to remain current;

             (v)  the Company's obligations to use reasonable efforts to effect registration of Shares for Restricted Holders shall include such qualification under applicable state securities laws as may be necessary to enable the Holders on whose behalf such registration is to be effected to offer and sell the Shares which are the subject matter of their requests; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified or to file any general consent to service of process;

            (vi)  all expenses incurred in connection with any registration or qualification pursuant to Section 4.4(a) above, including, without limitation, all SEC registration fees, state securities filing fees, printing expenses (excluding the printing of any agreements, memoranda or other documents pertaining solely to the sale of Shares by Holders) and fees and disbursements of experts used by the Company in connection with such registration, shall, subject to requirements of any applicable regulatory agency, be borne by the Company. Each participating Holder (including CHS) shall bear the fees and disbursements of its own legal counsel, underwriting or brokerage discounts and commissions, and transfer taxes, on the sale of its Shares;

           (vii)  the Company may require, as a condition to fulfilling its obligations under the registration provisions of Section 4.4(a) of this Agreement, receipt of executed customary indemnification agreements in form reasonably satisfactory to the Company from the Restricted Holders whose Shares are to be registered, and the Restricted Holders may require, as a condition to fulfilling their obligations under the registration provisions of Section 4.4(a) of this Agreement, receipt of executed customary indemnification agreements from the Company in form reasonably satisfactory to the Holders whose Shares are to be registered;

          (viii)  the Company shall notify each participating Holder at any time when a prospectus relating to such Shares is required to be delivered under the Act, of the happening of any event which causes such prospectus as then in effect to contain an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and, if necessary in the reasonable judgment of counsel for the Company, the Company will promptly prepare a supplement or amendment to such prospectus so that as thereafter delivered to the purchasers of such Shares, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading;

            (ix)  each participating Holder, upon receipt of any notice of the happening of any event of the kind described in Section 4.4(b)(viii) hereof, will immediately discontinue disposition of the Shares until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.4(b)(viii) hereof or until such Holder is advised in writing by the Company that the use of the prospectus may be resumed, and, if so directed by the Company, such Holder will, or will request the managing underwriter or underwriters (if any) to, deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the prospectus covering such Shares current at the time of receipt of such notice;

             (x)  each such participating Holder agrees (i) to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Holder to the Company or of the occurrence of any event, in either case, as a result of which any prospectus relating to such registration contains or would contain an untrue statement of a material fact regarding such Holder or omits or would omit to state any material fact regarding such Holder required to be stated therein or necessary to make the statements therein not misleading and (ii) promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to such Holder, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

            (xi)  for purposes of this Agreement, the phrases "reasonable efforts" and "reasonable efforts to cause," when used with reference to efforts to be made by a party hereto or any of its Affiliates shall not require such party or any of its Affiliates to pay or transfer any money, property or other thing of value, shall require such party and its Affiliates to act with all reasonable promptness and dispatch with respect thereto and shall require the other party and its Affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party's efforts in connection therewith.

          (c)   Transfer of Shares in Open Market Transactions.    This Section 4.4(c) shall apply to any proposed Transfer of Shares by any Restricted Holder in an Open Market Transaction during all such times as CHS owns in the aggregate greater than thirty percent (30%) of the Shares. During each calendar quarter during which sales of Shares are permitted to be made in accordance with agreements ("Standstill Agreements") with the underwriters engaged in connection with a Public Sale, and during each calendar quarter following the termination of the Standstill Agreements, any such Restricted Holder may sell such number of Shares as equals its pro rata share of one percent (1.0%) of the then outstanding Shares (or such lesser percentage or number as may be permitted by the Standstill Agreements). Fifteen (15) business days prior to the beginning of each calendar quarter during which sales of Shares are permitted under the Standstill Agreements, and fifteen (15) days prior to each calendar quarter after the termination of the Standstill Agreements, such Restricted Holder shall deliver a written notice to the Company setting forth the number of Shares that such Restricted Holder desires to sell (up to such Restricted Holder's pro rata share of the aggregate quarterly maximum specified above) in Open Market Transactions during the succeeding quarter. If such Restricted Holder does not elect to sell his pro rata share, the Company may allocate the right to sell such unused pro rata share to any Stockholder of the Company. Within three (3) business days following the beginning of each applicable quarter, the Company shall deliver a written notice to such Restricted Holder setting forth the amount of Shares permitted to be sold (as determined in accordance with this Section 4.4(c)) by such Restricted Holder during such applicable calendar quarter in Open Market Transactions. The Company may, in its discretion, from time to time increase the aggregate amount of Shares which may be sold in any calendar quarter in Open Market Transactions. Any Shares sold in an Open Market Transaction shall cease to be bound by the terms and provisions of this Agreement.

ARTICLE V
Miscellaneous

        5.1    Legend on Certificates.    All certificates evidencing Shares which are subject to this Agreement shall bear the following legend: .

    "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SHARES REPRESENTED HEREBY ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN INVESTORS SECURITIES AGREEMENT AMONG HWC HOLDING CORPORATION (THE "COMPANY"), ONE OR MORE HOLDERS OF SECURITIES OF THE COMPANY AND THE ORIGINAL HOLDER HEREOF DATED AS OF MAY 22, 1997, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS SECURITY UNTIL THE CONDITIONS THEREIN HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

Upon termination of this Agreement, certificates for Shares may be surrendered to the Company in exchange for new certificates without the foregoing legend.

        5.2    Termination of Agreement.    This Agreement shall be terminated: (a) by the Company with the approval of a majority of the members of the Board and with the written consent of Holders then owning in the aggregate greater than seventy percent (70%) of all of the then outstanding Shares and

(b) upon a Sale of the Company (other than as a result of a sale in a Public Offering of Shares of the Company); provided, however, that the representations and warranties of the parties hereto contained in this Agreement shall survive the closing of the transaction contemplated by this Agreement and none shall merge into any instrument of conveyance, regardless of any investigation or lack of investigation by the parties hereto, and all such representations and warranties shall survive termination of this Agreement.

        5.3    Amendment of Agreement.    This Agreement may be amended by the Company with the written consent of Holders then owning in the aggregate greater than seventy percent (70%) of all of the then outstanding Shares, provided that in no event shall any such amendment materially and adversely affect the rights of any one Holder without the prior written consent of such Holder unless such amendment materially and adversely affects the rights of all Holders.

        5.4    Termination of Status as Holder.    From and after the date that a Holder ceases to own any Shares, he shall no longer be deemed to be a Holder for purposes of this Agreement and all rights he may have hereunder (including, without limitation, the right to exercise any option herein granted) shall terminate.

        5.5    Notices.    Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by confirmed facsimile (provided, however, that notices delivered by facsimile shall only be effective if such notice is also delivered by hand, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier (charges prepaid), on or before two (2) business days after its delivery by facsimile) or by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below:

  The Company:

  HWC Holding Corporation
  c/o Code, Hennessy & Simmons II, L. P.
  10 South Wacker Drive
  Suite 3175
  Chicago, Illinois 60606
  Attention: Peter Gotsch and Richard Lobo
  Facsimile: (312) 876-3854

  with a copy (which shall not constitute notice to the Company) to:

  Altheimer & Gray
  10 South Wacker Drive
  Suite 4000
  Chicago, IL 60606
  Attn: S. Michael Peck
  Facsimile: (312) 715-4800

  CHS:

  Code, Hennessy & Simmons II, L.P.
  10 South Wacker Drive
  Suite 3175
  Chicago, Illinois 60606
  Attention: Peter Gotsch and Richard Lobo
  Facsimile: (312) 876-3854

  with a copy (which shall not constitute notice to CHS) to:

  Altheimer & Gray
  10 South Wacker Drive Suite 4000
  Chicago, IL 60606
  Attn: S. Michael Peck
  Facsimile: (312) 715-4800

  If to any other Holder, at the last known address of such Holder as disclosed by the books and records of the Company,

and/or to such other persons and/or at such other addresses as may be designated by written notice served in accordance with the provisions hereof. Any notice under this Agreement shall be deemed to have been given, (a) if delivered in person, by facsimile or overnight courier, one (1) business day following delivery to recipient, facsimile transmission or delivery to the courier (as the case may be), or (b) if mailed, three (3) days following deposit in the U.S. mail.

        5.6    Construction.    The use of the singular or plural or masculine or neuter gender shall not be given an exclusionary meaning and, where applicable, shall be intended to include the appropriate number or gender, as the case may be.

        5.7    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument.

        5.8    Descriptive Headings.    Title headings are for reference purposes only and shall have no interpretative effect.

        5.9    Entire Agreement.    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

        5.10    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and permitted assigns including, without limitation, Permitted Transferees to the extent provided for in this Agreement.

        5.11    Applicable Law.    This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Illinois applicable to contracts made in that State.

        5.12    Consent to Jurisdiction.    CHS, the Company and the Additional Investors irrevocably consent and submit to the exclusive jurisdiction of any local, state or federal court within the County of Cook in the State of Illinois for enforcement by the Company or CHS of this Agreement. Additional Investors irrevocably waive any objection they may have to venue in the defense of an inconvenient forum to the maintenance of such actions or proceedings to enforce this Agreement.

        5.13    Severability.    The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

        5.14    Headings.    The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

        5.15    No Strict Construction.    The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any person.

        IN WITNESS WHEREOF, the parties have executed this Investor Securities Agreement as of the date first above written.

HWC HOLDING CORPORATION
By:	/s/ Peter M. Gotsch
	Its:	Vice President
CODE, HENNESSY & SIMMONS II, L.P.
By:	CHS MANAGEMENT II, L.P.
Its:	General Partner
By:	Code, Hennessy & Simmons, Inc.
Its:	General Partner
By:	/s/ Peter M. Gotsch
Its:	Vice President
/s/ Allan Coleman Allan Coleman
/s/ Peter Leeb Peter Leeb
/s/ Steven R. Brown Steven R. Brown
/s/ David O. Hawkins David O. Hawkins

/s/ Richard A. Lobo Richard A. Lobo
/s/ Paige Walsh Paige Walsh
/s/ Tracy A. Hogan Tracy A. Hogan
HW INVESTORS
By:	/s/ S. Michael Peck
Its:	Authorized Agent

The following parties have executed joinders entering into this Investor Security Agreement: Katherine Blankenship; Heller Financial, Inc.; Marcus George; Michael Keesey; Edward Lhee.

SPOUSAL CONSENT

        I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions, my spouse agrees, among other things, to a right of first refusal, to the granting of rights to purchase and to the imposition of certain restrictions on the transfer of the shares of the Company, including my community interest therein (if any), which rights and restrictions may survive my spouse's death. I hereby consent to such rights and restrictions, approve of the provisions of the Agreement, and agree that I will bequeath any interest which I may have in said shares or any of them, including my community interest, if any, or permit any such interest to be purchased, in a manner consistent with the provisions of this Agreement. I direct that any residuary clause in my will shall not be deemed to apply to my community interest (if any) in such shares except to the extent consistent with the provisions of this Agreement.

        I further agree that in the event of a dissolution of the marriage between myself and my spouse, in connection with which I secure or am awarded shares of the common stock of the Company, or any interest therein through property settlement agreement or otherwise, I shall receive and hold said shares subject to all the provisions and restrictions contained in the foregoing Agreement, including any option of the Company or CHS to purchase such shares or interest from me.

        I also acknowledge that I have been advised to obtain independent counsel to represent my interests with respect to this Agreement but that I have declined to do so and hereby expressly waive my right to such independent counsel.

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  Exhibit 10.16